Exhibit 99.1

ARMSTRONG FLOORING REPORTS FIRST QUARTER 2016 RESULTS

- Net Sales Increased 9.6% to $284.4 Million -

- Operating Loss of $4.6 Million -

- Adjusted EBITDA1 of $9.7 Million Driven by Stronger Wood Flooring Results -

- Reaffirms Full Year 2016 Outlook -

Lancaster, PA, May 9, 2016. Armstrong Flooring, Inc. (NYSE: AFI) (“Armstrong Flooring” or the “Company”), North America’s largest producer of resilient and wood flooring products, today reported financial results for the first quarter ended March 31, 2016. These results represent the last quarter prior to operating as an independent, publicly traded company upon the completion of the Company’s separation from Armstrong World Industries, Inc. (“AWI”) on April 1, 2016.

“We are pleased to emerge as a stand-alone public company on firm footing to deliver our full year 2016 objectives,” said Don Maier, Chief Executive Officer. “Our first quarter results demonstrate continued progress as we implement our transformation to grow net sales, enhance profitability and generate shareholder value. As we move forward, we remain committed to building on our brand legacy and differentiated go-to-market strategy to further invigorate profitable growth.”

First Quarter of 2016 Compared with First Quarter of 2015

(Amounts in millions)	Three Months Ended March 31,
	2016	2015	Change
Net sales	$284.4	$259.4	9.6%
Operating (loss) income	($4.6)	($3.4)	(35.3%)
Net (loss) earnings	($2.6)	$38.6	nm

Adjusted Net Sales[1]	$285.2	$257.3	10.8%
Adjusted EBITDA[1]	$9.7	$2.7	259.3%
Adjusted EBITDA margin	3.4%	1.0%	235bps

In the first quarter of 2016, net sales increased 9.6% to $284.4 million compared to $259.4 million in the first quarter of 2015. Net sales increased in both the Resilient and Wood segments, primarily attributable to higher volume and mix improvements. The table below provides the drivers to the change in reported net sales in the first quarter of 2016 compared to the first quarter of 2015:

		% Change Due to
	Sales Change (%)	Price	Volume	Mix	Currency/ Other
Resilient Flooring	4.5%	(1.5%)	5.0%	2.4%	(1.4%)
Wood Flooring	17.4%	(4.4%)	22.8%	(0.8%)	(0.2%)
Total	9.6%	(2.6%)	12.0%	1.1%	(0.9%)

[1]	Adjusted net sales and adjusted EBITDA are non-GAAP measures reconciled in the tables below

The operating loss of $4.6 million in the quarter compares to a loss of $3.4 million in the prior year. The benefit of higher net sales was more than offset by increased selling, general and administrative (“SG&A”) expenses, including the additional costs associated with operating as a standalone entity. The net loss of $2.6 million in the first quarter of 2016 compares to net income of $38.6 million in the first quarter of 2015. The prior year quarter includes a gain of $42.5 million on the disposal of the European flooring operation.

Adjusted EBITDA grew to $9.7 million compared to $2.7 million in the prior year quarter. Adjusted EBITDA as a percent of adjusted net sales expanded to 3.4% compared to 1.0% for the comparable period, largely due to the margin benefit of higher net sales, lower input costs and improvement in SG&A as a percentage of net sales, partially offset by costs associated with the ramp up of the luxury vinyl tile (“LVT”) plant in Lancaster, Pa.

Resilient Flooring Segment

	Three Months Ended March 31,
(Amounts in millions)	2016	2015	Change
Net sales	$163.9	$156.8	4.5%
Operating (loss) income	($5.4)	$0.5	nm

Adjusted net sales	$164.4	$155.2	5.9%
Adjusted EBITDA	$4.4	$4.4	0%
Adjusted EBITDA margin	2.7%	2.8%	(15bps )

Net sales increased 4.5% to $163.9 million due to higher volume and improvements in mix primarily attributable to growth in LVT products and growth with strategic customers. This improvement more than offset the impact of unfavorable price realization in LVT.

The segment operating loss of $5.4 million in the quarter was due to an increase in startup costs for the LVT plant and depreciation expense, partially offset by the benefit of higher volume and mix. Adjusted EBITDA was $4.4 million, flat with the prior year quarter. Adjusted EBITDA in the current year includes the add back of higher depreciation expense, while the base period includes the adjustment for pro forma corporate expense not reflected in reported operating income.

Wood Flooring Segment

	Three Months Ended March 31,
(Amounts in millions)	2016	2015	Change
Net sales	$120.5	$102.6	17.4%
Operating (loss) income	$0.8	($3.9)	nm

Adjusted net sales	$120.8	$102.1	18.3%
Adjusted EBITDA	$5.3	($1.7)	nm
Adjusted EBITDA margin	4.4%	(1.7%)	605bps

Net sales increased 17.4% to $120.5 million compared to the prior year quarter primarily attributable to higher volume, partially offset by the impact of lower price and mix. Volume increases in the quarter also reflect the benefit of recovery from production issues experienced in the first quarter of 2015 and shipments to support inventory requirements in a key strategic account. Lower prices were primarily due to strategic pricing actions related to lower input costs, mainly lumber.

Operating income increased to $0.8 million from a loss in the prior year due to the benefit of higher volume and lower lumber costs, partially offset by price and mix. Adjusted EBITDA increased to $5.3 million compared to a $1.7 million loss in the prior year quarter.

Balance Sheet and Liquidity

As of March 31, 2016, the Company operated as part of AWI and did not have any cash on the balance sheet. Additionally, the Company held no long-term debt as of March 31, 2016. The Company had $10.0 million of outstanding long-term debt as of December 31, 2015 that consisted of a variable rate tax-exempt industrial revenue bond. During the first quarter, this bond was defeased.

Subsequent to the end of the first quarter, on April 1, 2016, the Company entered into a $225 million asset-based revolving credit facility with a five-year maturity. Concurrent with the closing of the credit facility, the Company borrowed $100.0 million and used $50.0 million of the proceeds to fund a cash distribution to AWI in connection with the Company’s separation from AWI. The remainder of the proceeds drawn from the facility is available to the Company for basic operating liquidity.

Full Year 2016 Outlook

Based on current market conditions the Company reaffirms its full year 2016 outlook. The Company expects adjusted net sales to be in the range of $1,200 million to $1,250 million, compared to $1,183 million in the prior year, and adjusted EBITDA to be in the range of $65 million to $80 million, compared to $61 million in the prior year. The Company expects to spend approximately $50-60 million for capital expenditures and to generate positive free cash flow for the full year 2016.

Conference Call and Webcast

The Company will host a live webcast and conference call on Monday, May 9, 2016 at 9:00 a.m. EDT to review first quarter results. The live webcast and accompanying slide presentation will be available on the Investors section of the Company’s website at www.armstrongflooring.com. To participate in the call, please dial 877-407-9039 (domestic) or 201-689-8470 (international). A replay of the conference call will be available for one year, by dialing 877-870-5176 (domestic) or 858-384-5517 (international) and entering the pass code 13635296.

About Armstrong Flooring

Armstrong Flooring, Inc. (NYSE: AFI) is a global leader in the design and manufacture of innovative flooring solutions that inspire spaces where people live, work, learn, heal and play. Headquartered in Lancaster, Pa., Armstrong Flooring is the #1 manufacturer of resilient and wood flooring products across North America. The Company safely and responsibly operates 17 manufacturing facilities in three countries and employs approximately 3,700 individuals, all working together to provide the highest levels of service, quality and innovation to ensure it remains as strong and vital as its 150-year heritage. Learn more at www.armstrongflooring.com.

Forward Looking Statements

Disclosures in this release and in our other public documents and comments contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Those statements provide our future expectations or forecasts and can be identified by our use of words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “outlook,” “target,” “predict,” “may,” “will,” “would,” “could,” “should,” “seek,” and other words or phrases of similar meaning in connection with any discussion of future operating or financial performance. Forward-looking statements, by their nature, address matters that are uncertain and involve risks because they relate to events and depend on circumstances that may or may not occur in the future. As a result, our actual results may differ materially from our expected results and from those expressed in our forward looking statements. A more detailed discussion of the risks and uncertainties that could cause our actual results to differ materially from those projected, anticipated or implied is included our reports filed with the U.S. Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made. We undertake no obligation to update any forward-looking statements beyond what is required under applicable securities law.

Contact Information

Investors:

Douglas Bingham

VP, Treasury and Investor Relations

717-672-9300

IR@armstrongflooring.com

Media:

Jason Chudoba

646-277-1249

AFI@icrinc.com

As Reported Financial Information

Armstrong Flooring, Inc.

(amounts in millions; unaudited)

	Three Months Ended March 31,
	2016	2015
Net sales	$284.4	$259.4
Cost of goods sold	237.2	217.9

Gross profit	47.2	41.5
Selling, general and administrative expenses	51.8	44.9

Operating loss	(4.6)	(3.4)
Other non-operating expense	0.3	—
Other non-operating income	0.2	0.2

Loss from continuing operations before income taxes	(4.7)	(3.2)
Income tax (benefit) expense	(0.4)	0.7

Loss from continuing operations	(4.3)	(3.9)
Gain on disposal of discontinued business, net of tax benefit of $1.8 and $43.7	1.7	42.5

Net earnings from discontinued operations	1.7	42.5

Net (loss) earnings	$(2.6)	$38.6

Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	(4.1)	(4.9)
Derivative (loss) gain	(1.8)	0.9
Postretirement adjustments	0.1	—

Total other comprehensive loss	(5.8)	(4.0)

Total comprehensive (loss) income	$(8.4)	$34.6

Supplemental Reconciliations of GAAP to non-GAAP Results (unaudited)

To supplement its consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (GAAP), the Company provides additional measures of performance adjusted to exclude the impact of foreign exchange, restructuring charges and related costs, impairments, the non-cash impact of the U.S. pension plan, separation costs and certain other gains and losses. Free cash flow is defined as net cash from operating activities less net cash from investing activities. Adjusted figures are reported in comparable dollars using the budgeted exchange rate for 2016. The Company uses these adjusted performance measures in managing the business, including communications with its Board of Directors and employees, and believes that they provide users of this financial information with meaningful comparisons of operating performance between current results and results in prior periods. The Company believes that these non-GAAP financial measures are appropriate to enhance understanding of its past performance, as well as prospects for its future performance. A reconciliation of these adjustments to the most directly comparable GAAP measures is included in this release and on the Company’s website. These non-GAAP measures should not be considered in isolation or as a substitute for the most comparable GAAP measures. Non-GAAP financial measures utilized by the Company may not be comparable to non-GAAP financial measures used by other companies.

	Three Months Ended March 31, 2016			Three Months Ended March 31, 2015
	Total	Resilient	Wood	Total	Resilient	Wood
Adjusted Net Sales	$285.2	$164.4	$120.8	$257.3	$155.2	$102.1
Foreign exchange rate comparability	(0.8)	(0.5)	(0.3)	2.1	1.6	0.5

Net Sales	$284.4	$163.9	$120.5	$259.4	$156.8	$102.6

Adjusted EBITDA	$9.7	$4.4	$5.3	$2.7	$4.4	($1.7)
Depreciation and amortization	(11.4)	(8.2)	(3.2)	(9.4)	(6.4)	(3.0)
Cost reduction (expense)/income and multilayered wood flooring duties	(0.3)	0.1	(0.4)	1.2	1.2	0.0
U.S. pension expense	(2.2)	(1.8)	(0.4)	(2.9)	(2.6)	(0.3)
Adjustment for corporate expense	(0.5)	0.0	(0.5)	3.8	3.2	0.6
Foreign exchange rate comparability	0.1	0.1	0.0	1.2	0.7	0.5

Operating (Loss) Income	($4.6)	($5.4)	$0.8	($3.4)	$0.5	($3.9)